Exhibit 99.1

BranchOut Food Delivers Shareholder Update: 2024 Revenue Surges 640% in First Half, Poised for Continued Growth and Debt Elimination by Q4 2025

BranchOut Food estimated to finish year at $8 million in Net Revenue

●	Net Revenue for 1st half 2024 up over 640% from revenue in 1st half 2023

●	The Company estimates $5 million in Revenue for 2nd half of 2024, double that of the same period last year, to finish 2024 near $8 million

●	Opening new production facility in Peru with about $40 mm in capacity with first production anticipated in October

●	Completed combined financing of $5.4 million in June and July 2024 to finance completion of new production facility

BEND, Ore., Aug. 28, 2024 (GLOBE NEWSWIRE) — BranchOut Food Inc. (NASDAQ: BOF), an industry leader in food technology focused on dehydrated fruit and vegetable products, today provided a comprehensive update on its financial performance and operational milestones. The company reported a remarkable 640% increase in net revenue for the first half of 2024, as disclosed in its 10-Q filed on August 14, 2024. Net revenue surged to $2.83 million, up from $440,000 during the same period in 2023, signaling robust momentum for the year ahead.

Building on this extraordinary growth, BranchOut expects second-half 2024 revenue to outperform the comparable period last year, projecting $5 million in net revenue and positioning the company to close the year with an estimated $8 million in total revenue. The company is also on track to eliminate its outstanding debt by Q4 2025, underpinned by strong financial discipline and operational execution.

BranchOut’s growth trajectory has been bolstered by the completion of $5.4 million in combined financings in June and July 2024, including a personal investment of $400,000 by CEO and Founder Eric Healy. This capital infusion is set to facilitate the completion of the company’s state-of-the-art production facility in Peru, a transformative development expected to further catalyze growth and profitability. Full details of the financing are available in the company’s recent 8K filings.

A TRANSFORMATIVE EXPANSION IN PERU

“Our new production facility in Peru represents a pivotal moment for BranchOut,” said Eric Healy. “We are preparing to bring online three large-scale continuous dehydration machines and an R&D unit, with production expected to commence in October. This expansion will equip us with approximately $40 million in production capacity, offering a competitive advantage through our GentleDry Technology and Peru’s low operational costs, which will drive both strong margins and profitability.”

This expanded capacity is expected to unlock additional revenue streams from BranchOut’s robust pipeline of customers, eager for increased supply. “We’re already seeing heightened demand, and with this new facility, we anticipate attracting new customers, setting us up for a stellar 2025,” added Healy.

DRIVING REVENUE THROUGH KEY PARTNERSHIPS

BranchOut’s revenue growth in the second half of 2024 is largely attributed to the fulfillment of about $1.1 million in pineapple chip orders for the nation’s largest warehouse club, along with the launch of three new products, including Brussels Sprout Crisps and Carrot Sticks, at the Nation’s largest retailer. These developments underscore BranchOut’s ability to innovate and meet consumer demand for natural, nutrient-dense snack options.

LOOKING AHEAD

As BranchOut continues to scale, its leadership remains laser-focused on maintaining its trajectory of accelerated growth, with an eye toward long-term financial health. The company’s disciplined approach to capital management, combined with its cutting-edge production capabilities, is expected to further enhance its competitive positioning in the market. By Q4 2025, BranchOut anticipates having fully paid off its outstanding debt, setting the stage for a debt-free, high-margin growth phase.

ABOUT BRANCHOUT FOOD INC.

BranchOut Food is a leading international food technology company, specializing in the production of high-quality dehydrated fruit and vegetable-based products through its proprietary GentleDry Technology. This next-generation dehydration method preserves up to 95% of the original nutrition of fresh produce, offering superior quality and taste. Protected by over 17 patents, BranchOut’s technology enables it to stand out as a trusted brand, ingredient and a private-label supplier. For more information, visit www.branchoutfood.com or follow us on social media here.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts of future events. Forward-looking statements may be identified using words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate”, “plan,” “position”, “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements with respect to the operations of BranchOut Food, Inc., (the Company) strategies, prospects and other aspects of the business of the Company are based on current expectations that are subject to known and unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from expectations expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Although it may voluntarily do so from time to time, the Company undertakes no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities laws.

For more information:

info@branchoutfood.com